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                                                                      EXHIBIT 11
               CHRYSLER CORPORATION AND CONSOLIDATED SUBSIDIARIES
                         EARNINGS PER COMMON SHARE DATA
                               APB 15 CALCULATION

                                                             Year Ended December 31
                                                          -----------------------------
                                                          1994         1993        1992
                                                          ----         ----        ----
                                                       (in millions of dollars and shares,
                                                         except per-common-share amounts)
PRIMARY:
 Net earnings (loss)                                     $3,713      $(2,551)    $  723
 Preferred stock dividends                                  (80)         (80)       (69)
                                                        -------      -------     ------
 Earnings (loss) attributable to common stock            $3,633      $(2,631)    $  654
                                                        =======      =======     ======
 Weighted average shares outstanding                      354.3        345.1      292.8
 Shares issued on exercise of dilutive options             10.3           --        9.8
 Shares purchased with proceeds of options                 (5.8)          --       (7.3)
 Shares contingently issuable                               0.4           --        0.6
                                                        -------      -------     ------
 Shares applicable to primary earnings (loss)             359.2        345.1      295.9
                                                        =======      =======     ======
FULLY DILUTED:
 Net earnings                                            $3,713      $    --     $  723
 Preferred stock dividends                                   --           --         --
                                                        -------      -------     ------
 Earnings attributable to common stock                   $3,713      $    --     $  723
                                                        =======      =======     ======
 Weighted average shares outstanding                      354.3           --      292.8
 Shares issued on exercise of dilutive options             11.1           --       11.2
 Shares purchased with proceeds of options                 (6.5)          --       (7.9)
 Shares applicable to convertible
   preferred stock                                         47.9           --       41.4
 Shares contingently issuable                               1.0           --        1.7
                                                        -------      -------     ------
 Shares applicable to fully diluted
   earnings                                               407.8           --      339.2
                                                        =======      =======     ======
PER COMMON SHARE DATA:
 Primary:
  Earnings before cumulative effect of
    changes in accounting principles                    $ 10.11      $  6.77     $ 1.47
  Cumulative effect of changes in
    accounting principles                                    --       (14.39)      0.74
                                                        -------      -------     ------
  Net earnings (loss) per common share                  $ 10.11      $ (7.62)    $ 2.21
                                                        =======      =======     ======
 Fully Diluted:
  Earnings before cumulative effect of
    changes in accounting principles                    $  9.10      $    --     $ 1.49
  Cumulative effect of changes in
    accounting principles                                    --           --       0.64
                                                        -------      -------     ------
  Net earnings per common share                         $  9.10      $    --     $ 2.13
                                                        =======      =======     ======


NOTE: Primary earnings (loss) per common share amounts were computed by dividing earnings (loss) after deduction of preferred stock dividends by the average number of common and dilutive equivalent shares outstanding. In 1994 and 1992, fully diluted per common share amounts assume conversion of the convertible preferred stock, the elimination of the related preferred stock dividend requirement, and the issuance of common stock for all other potentially dilutive equivalent shares outstanding. Computations of primary earnings (loss) per common share exclude the effect of common stock equivalents and shares contingently issuable for any year in which their inclusion would have the effect of increasing the earnings per common share amount or decreasing the loss per common share amount otherwise computed. Fully diluted per common share amounts are not applicable for loss periods.